Exhibit 5

                          Life Sciences Research, Inc.
                          P. O. Box 2360, Mettlers Road
                          East Millstone, NJ 08875-2360
                                December 8, 2006

Life Sciences Research, Inc.
P. O. Box 2360, Mettlers Road
East Millstone, NJ  08875-2360

Ladies and Gentlemen:

I serve as General Counsel to Life Sciences Research, Inc., a Maryland corporation (the "Company"), and have served as the Company's General Counsel in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of the (i) 750,000 shares of the Company's voting common stock, $.01 par value per share (the "Shares") reserved for issuance under the Life Sciences Research, Inc. 2001 Equity Incentive Plan (the "Plan") and (ii) 183,226 shares previously issued as compensation to employees of the Company (the "Compensation Shares").

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, I have reviewed and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinions set forth below including (1) the Registration Statement, (2) the Articles of Amendment and Restatement and Bylaws of the Company, each as amended, and (3) resolutions of the Board of Directors of the Company relating to the Plan, the issuance of Shares and Compensation Shares and the filing of the Registration Statement.

Based upon and subject to the foregoing, I am of the opinion that when the Shares are issued and sold (and the consideration therefore received) pursuant to the provisions of stock option agreements or other awards duly authorized under the Plan and in accordance with the Registration Statement, such Shares will be legally issued, fully paid and non-assessable. I am further of the opinion that the Compensation Shares are legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. I further consent to the reference to me in Item 5 ("Interests of Named Experts and Counsel") of Part II of the Registration Statement.

This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

                                                    Very truly yours,

                                                    /s/ Mark L. Bibi